Exhibit 10.8

(ENGLISH VERSION)

EXPLORATION, EXPLOITATION AND UNILATERAL PROMISE OF ASSIGNMENT OF RIGHTS AGREEMENT EXECUTED ON THE ONE PART BY LA CUESTA INTERNATIONAL, S. A. DE C. V. (HEREINAFTER CALLED “LA CUESTA”) REPRESENTED BY MR. WILLIAM PERRY DURNING AND ON THE OTHER PART BY MINERA PLATA REAL, S. A. DE C. V. (HEREINAFTER CALLED “PLATA REAL”), REPRESENTED BY MR. VICTOR GARCIA JIMENEZ, IN ACCORDANCE WITH FOLLOWING STATEMENTS AND CLAUSES:

S T A T E M E N T S

I. LA CUESTA states:

a)	That it is a mining corporation legally incorporated according to the laws of the Mexican Republic, legally qualified to execute agreements and to be owner of mining concessions;

b)	That its sole administrator, Mr. William Perry Durning is dully empowered to represent it and to execute this agreement;

c)	That it is the legal titleholder of the rights derived from the application for mining concession filed over the mining lot (“THE LOT”), “LOS GATOS”, File N° 16/33429, with a surface of approximately 19,000 hectares, located in the Municipality of Satevo, State of Chihuahua, within the jurisdiction of the Mining Agency of Chihuahua, Chihuahua, as described in Schedule 1;

d)	That in regard to the application for the mining concession existing over THE LOT, to date, it has fulfilled all the obligations imposed upon it by the Mining Law, its Regulations and all other applicable legal requirements and that therefore, it is expected that official title for the mining concession will be issued in the future and likewise, that the rights derived from said application are free and clear from any lien, encumbrance or limitation of dominion; and

e)	That it is willing to grant PLATA REAL the right to explore and, when titled, to purchase and to exploit THE LOT in accordance with the terms and conditions stipulated in this agreement.

II. PLATA REAL states:

a)	That it is a mining corporation legally incorporated according to the laws of the Mexican Republic, legally qualified to execute agreements and to be owner of mining concessions;

b)	That its attorney, Mr. Victor Garcia-Jimenez is dully empowered to represent it and to execute this agreement; and

c)	That it is willing to be granted the right to explore and, when titled, to purchase and exploit THE LOT, on the terms and conditions stipulated in this agreement.

In accordance with the former statements, the parties agree the following:

C L A U S E S

FIRST. Right to explore, purchase and exploit THE LOT. Subject to that provided in Clause Third below, LA CUESTA hereby grants PLATA REAL the exclusive right to explore and, when titled, purchase and exploit THE LOT during the entire term for which the existing application for mining concession is valid and enforceable or a mining concession exists over THE LOT, and entitles PLATA REAL to execute during said term all exploration and exploitation works permitted to be executed by the concessionaires under the Mining Laws of Mexico, its Regulations and the titles of mining concessions.

SECOND. Right to terminate this agreement in advance. The term of this agreement will be compulsory for LA CUESTA and optional for PLATA REAL, who consequently will be able to terminate it on at least sixty days prior written notice to LA CUESTA to inform it of the date of termination.

Nevertheless, LA CUESTA will also have the right to terminate this agreement if PLATA REAL does not fulfill the work expenditures set out in the Fourth Clause, does not make the advance royalty payments as set out in the Sixth Clause, or if THE LOT is transferred back to LA CUESTA in connection with the Tenth Clause. La Cuesta should also have the right to terminate the Agreement in the event Plata Real incurs in any form of noncompliance, particularly, should Plata Real violate any mining, environmental, labor, tax or other legal provisions either in the course of the exploration or exploitation of the Los Gatos lot; or also in the course of its ordinary business operations not related to the Los Gatos lot, should in the latter instance the violation of those legal provisions by Plata Real affect or put in jeopardy the Los Gatos lot.

In the event of termination of this agreement, PLATA REAL will return THE LOT to LA CUESTA in good standing and free and clear from any encumbrances and will provide LA CUESTA within sixty days after termination copies of all assays, maps geological and geophysical reports and data, drilling reports, logs, technical reports and all other data relating to THE LOT and its evaluation.

THIRD. Unilateral promise to transfer THE LOT. LA CUESTA hereby unilaterally commits to transfer to PLATA REAL 100% (One Hundred Percent) of the title to THE LOT, as soon as the respective mining concession title is issued to LA CUESTA by the Mining Direction, for a purchase price of $15,000 United States Dollars (fifteen thousand United States dollars), an amount that has already been paid by PLATA REAL to LA CUESTA. This promise shall be valid and enforceable during the entire term of this agreement.

In view of the unilateral nature of this promise, it will be compulsory for LA CUESTA and optional for PLATA REAL, who therefore will have the right to decide to acquire or not the above-mentioned rights during the term of this agreement.

Upon the title to THE LOT being issued, LA CUESTA will immediately notify PLATA REAL and, upon such notification, PLATA REAL will confirm in writing that it wishes to continue with this agreement. If PLATA REAL agrees to continue with this agreement, LA CUESTA will transfer the title to THE LOT to PLATA REAL. In this case, both parties agree to do all things necessary to complete such transfer, including appearing before a Notary Public. If PLATA REAL decides not to continue with this agreement, the agreement will terminate and have no further force or effect.

LA CUESTA estimates but does not guarantee that the mining concession title over THE LOT will be issued between April and December 2006 and, meanwhile, inasmuch as it is not at this time required to pay surface taxes nor to invest a minimum amount in exploration works, all amounts received from PLATA REAL for those purposes up to the date of signature of this agreement will be used toward the payment of the surface taxes of THE LOT that will be required upon the date of issuance of title.

When the title to THE LOT is issued to LA CUESTA, LA CUESTA will, as soon as practicable, transfer title to PLATA REAL and all clauses contained herein regarding investments, royalties, payments and other obligations of the parties will be reproduced in a definitive Contract of Transfer.

FOURTH. Minimum annual investment in exploration and development. To maintain this Agreement valid and in effect, PLATA REAL will have to spend the following minimum work expenditures on THE LOT to keep THE LOT in good standing during the following years:

a)	Year 2006:	US $	40,000
b)	Year 2007:	US $	80,000
c)	Year 2008:	US $	100,000
d)	Each Year Thereafter
	Until the End Date (described below)	US $	100,000

The “End Date” will be the earlier of December 31, 2016 or the date a feasibility study is prepared on THE LOT. Any amount expended in excess of the above mentioned limits in any give year can be applied to the future year(s) work commitments.

The exploration to be carried out by the PLATA REAL, whether directly or by means of contractors who render their services to them, comprise, among others, the works that allow the location, identification and determination of mineral substances existing in THE LOT, consisting of but not limited to road construction, site preparation, assaying, geological and geophysical investigations and examinations, including geological explorations, surveying, metallurgical studies, drillings of any kind and mining works such as drifts, crosscuts, pits, shafts and the like considered convenient, additionally to one or more Feasibility Studies to evaluate the viability of this project considering the possibility of establishing a new mining unit, in the opinion of a financing entity contracted by PLATA REAL.

Likewise, applicable minimum work expenditures includes each and all such other activities excluding land acquisition costs related with the exploration for the direct benefit of THE LOT allowed by the applicable legal provisions in the area of mining and mineral exploration, particularly those indicated in articles 28 and 29 of the Mining Law, and which may be used, to prove the mining works to which PLATA REAL is obligated, as titleholder of THE LOT.

All work done on the property will be conducted under the applicable environmental laws and regulation, where required appropriate permits will be acquired before work begins.

FIFTH. Royalties. Upon the transfer of title to THE LOT, PLATA REAL grants LA CUESTA a 2% royalty (the “2% Royalty”) on net smelter returns from all minerals obtained and sold from THE LOT, as long as PLATA REAL is producing and selling any minerals from THE LOT. In addition, PLATA REAL agrees to grant LA CUESTA a 0.5% royalty on net smelter returns from all minerals obtained and sold from all properties owned by third parties that PLATA REAL acquires within the boundaries of THE LOT and the Area of Influence as described in the Seventeenth Clause below (collectively the 2% Royalty and the 0.5% royalty are referred to as the “Royalty”). The terms of the Royalty are set out in Schedule 2.

PLATA REAL shall pay the Royalty to LA CUESTA, in check or wire transfer, within 30 days after the end of each calendar quarter in which there has been production and sales of minerals. PLATA REAL shall appoint a competent auditor acceptable to LA CUESTA to verify the calculation of the amounts to be paid as royalties.

It is expressly understood that, should PLATA REAL initiate commercial production, and should the Royalty referred to herein above be determined and same be less than the amount of the minimum Advance Royalty Payments described in Clause Six, PLATA REAL shall continue paying to LA CUESTA every six months, the amount of $20,000 United States dollars (twenty thousand United States dollars).

PLATA REAL will be entitled to transfer the rights to exploit THE LOTS, or sell them to third parties, provided, however, that it shall be a condition of such transfer that the transferee first execute and deliver to LA CUESTA and PLATA REAL an instrument pursuant to which the transferee agrees to be bound by all the terms of this agreement and to be bound to all liabilities and obligations in relation to the Royalty and Advance Royalty Payments required of PLATA REAL as if the transferee was an original party of this Agreement.

Once PLATA REAL pays to LA CUESTA the total amount of $10,000,000 United States dollars (ten million United States dollars), , in combined Advance Royalty and Royalty payments, the production Royalty payable to LA CUESTA shall be reduced from 2% (two percent) to 0.5% (one half percent). Once PLATA REAL pays to LA CUESTA the total amount of $15,000,000 United States dollars (fifteen million United States dollars), it shall have no obligation to make any additional payment in favor of LA CUESTA.

SIXTH. Advance Royalty Payments. As long as PLATA REAL and/or its successors or assigns has an interest in and/or is exploring THE LOT or other mineral interest within the Area of Influence of the Seventeenth Clause, it will pay LA CUESTA the following Advance Royalty Payments plus applicable Value Added Tax:

On signing this Agreement (already paid to LA CUESTA)	US $	7,500
On or before April 27, 2006		7,500
On or before October 27, 2006		12,500
On or before April 27, 2007		12,500
On or before October 27, 2007		15,000
On or before April 27, 2008		15,000
On or before October 27, 2008		20,000
Each 6 months thereafter		20,000

LA CUESTA accepts and recognizes that on February 1, 2006 PLATA REAL already made the first Advance Royalty Payment in the amount of $7,500 United States dollars (Seven thousand five hundred United States dollars).

The above mentioned Advance Royalty Payments would apply as long as PLATA REAL maintains any rights to THE LOT or any portion thereof, or any other mineral interest within the Area of Influence of Clause Seventeen and until commercial production commences on THE LOT. In the case where commercial production has commenced on THE LOT, but the calculated Royalty is less than the minimum Advance Royalty Payments as described above, then the Advance Royalty Payment would apply.

All Advance Royalty Payments paid by PLATA REAL to LA CUESTA prior to production would be credited against the Royalty that becomes due as provided in the Fifth Clause.

SEVENTH. Fees, Taxes and Expenses. All the fees, taxes and expenses incurred on the granting and execution of this agreement and of the respective purchase agreement will be paid by PLATA REAL, except for those taxes imposed on the income obtained by LA CUESTA, which will be paid by them.

To all payment made by PLATA REAL to LA CUESTA, a Value Added Tax at the rate of 15% will be added, indicating separately in the invoice to be issued the amount of said Tax.

All amounts paid by PLATA REAL to LA CUESTA will be in dollars, currency of the United States of America.

EIGHTH. Labor responsibility. Each party acknowledges and agrees that no labor relations exist between the workers and contractors of such party and the other party, and expressly agrees that, with respect to its employees and contractors, such party or its contractors (as to their employees), will assume all labor responsibilities and will hold the other party harmless against any reclamation, claim, accusation or complaint which may be filed against the first party by its workers or employees, contractors or by applicable labor or administrative authorities.

NINTH. Additional obligations of LA CUESTA. In addition to the obligations assumed by LA CUESTA in the preceding clauses, until THE LOT is transferred to PLATA REAL, it will have also the following obligations:

a)	To follow up, carry out any action required and, in its case, file any document required, in order for the title of mining concession for THE LOT to be issued.

b)	Inform PLATA REAL on the issuance of the titles of mining concession which shall cover THE LOT, delivering copies of such title to PLATA REAL, within 10 (ten) calendar days counted from the date on which LA CUESTA receives such titles.

c)	To maintain valid and in force the rights derived from the existing mining concessions or from those that would be issued over THE LOT and, likewise, to maintain them free and clear from any lien, encumbrance or limitation of dominion, fulfilling all obligations imposed to them by the Mining Law, its Regulations and all applicable legal provisions;

d)	Permit PLATA REAL to carry out all kind of exploration or evaluation works and metallurgical tests in THE LOT as it may consider necessary, as well as to provide it with all the information they may have on THE LOT; and

e)	Indemnify and hold harmless PLATA REAL from and against any liability, claim or responsibility that may arise from any acts or omission of LA CUESTA with respects to THE LOT.

TENTH. Additional obligations of PLATA REAL. In addition to the obligations assumed by PLATA REAL in the preceding clauses, until THE LOT is transferred to PLATA REAL, it also will have the following obligations:

a)	To carry out the exploration at THE LOT in the best possible manner in accordance with the most appropriate and rational mining practices and in accordance with all legal regulations regarding executing enough exploration work required to fulfill with the provisions of the law;

b)	To help LA CUESTA fulfill in a timely manner the obligations to prepare and file the exploration assessment work and to pay the duties on mining concessions;

c)	To maintain THE LOT in good shape and exploration condition, free of any liens or encumbrances; and

d)	To permit LA CUESTA or their agents to inspect THE LOT and the work that will be carried out in them at any moment, but without LA CUESTA interfering in the proper execution of the exploration work.

In addition, during the term of this agreement, PLATA REAL will have the following obligations:

e)	To punctually pay to LA CUESTA all considerations provided herein in this agreement; and

f) If THE LOT has been transferred to PLATA REAL and it decides to abandon or otherwise dispose of THE LOT or any portion thereof, LA CUESTA will have the right to acquire THE LOT or the proposed abandoned portion thereof back from PLATA REAL, at no cost and free of any liens or encumbrances, with PLATA REAL bearing all of the cost of transfer. In the case where PLATA REAL abandons all of THE LOT and retains no mineral interests within the Area of Influence in Clause 17, the full rights on THE LOT shall revert to LA CUESTA free of all charges, and the obligations under this agreement will terminate and LA CUESTA releases PLATA REAL from all obligations and liabilities connected to THE LOT or this agreement, whether past, present, future or contingent.

g)	Comply with all mining, environmental and other legal provisions in the course of the exploration and exploitation of the Los Gatos lot, as well as to fulfill all applicable provisions and requirements under the labor, tax and other applicable laws in the course of its ordinary business operations, to the extent required in order for its rights and title to the Los Gatos lot not be affected or put in jeopardy because of any violation of or non compliance with those applicable laws.

If at any time during the term of this agreement PLATA REAL does not fulfill or breaches any of its obligations under this agreement, and especially those provided in this Clause, LA CUESTA will have the right to terminate this agreement under the terms of the Eleventh Clause herein below, and consequently the transfer of the rights deriving from the mining concession on the LOT shall be revoked and shall remain with no legal effects, and PLATA REAL undertakes to take at its own expense all and any legal steps which may be required, in order for all rights deriving from the said mining concession on THE LOT to be transferred to LA CUESTA at no cost and free of any liens or encumbrances, without prejudice of LA CUESTA being also entitled to seek indemnification from PLATA REAL for the damages and losses suffered by LA CUESTA.

ELEVENTH. Noncompliance. The noncompliance of any of the parties with the obligations they assume in this agreement will grant the other party the right to ask the immediate fulfillment of the non-fulfilled obligations. For said purpose, it will be required to ask, in writing, the party in default to fulfill said obligations and, if after a thirty days period from the date of delivering said petition, the noncompliance still exists and no reasonable effort to remedy it has been made, then the affected party will have the right, at its option, to seek arbitration as outlined in Clause Fifteenth, to remedy of the unfulfilled obligations or to terminate this agreement, and shall be entitled to seek indemnification for damages.

It is expressed understood that in case that, because of reasons of the exclusive responsibility of the LA CUESTA, the General Direction of Mines does not accept the applications and, therefore does not issue the title of mining exploration concession covering THE LOT, same shall be a cause of termination of this Contract, having LA CUESTA therefore, the obligation to reimburse to PLATA REAL all the amounts it had received from PLATA REAL.

TWELVETH. Force Majeure. The parties will not be considered in noncompliance with the agreement when such noncompliance is due to force majeure and they are unable to fulfill the obligations they assume under this agreement.

Force majeure is defined, including but not limited to: Acts of God, earthquakes, fires, floods, collapses, riots, rebellions, wars, strikes, revolutions, acts of authority and, in general, any other fact or act totally out of the will of the parties and of their control and which prevent them to fulfill, totally or partially, their obligations under this agreement.

Should any of the parties be affected by force majeure and therefore is unable to fulfill its obligations in accordance with this agreement, it shall notify the other party in writing, informing of the circumstances leading to the evoking of force majeure and regarding the estimated time said force majeure will prevent said party from fulfilling its obligations.

If after six months from the date in which such force majeure has occurred it continues and no reasonable efforts have been made to remedy the force majeure when such remedy is possible, then the other party will have the right to terminate this agreement.

THIRTEENTH. Total agreement of the parties. This agreement reflects the total agreement between the parties with respect to its purpose and, therefore, it cancels and renders without effects the Exploration, Exploitation and Unilateral Promise to Sell Agreement executed by the parties on April 13, 2006 and any other agreements, contracts or letters of intent, executed previously between them with respect to the same purpose.

This agreement will oblige under its terms and conditions to the heirs, assignees or beneficiaries of the parties.

The parties agree to ratify their signatures in this agreement before a Notary Public, and to register it with the Public Registry of Mining of Mexico in accordance with the provisions of the Mining Law and its Regulations of Mexico, should the mining concession title be issued and PLATA REAL notify in writing to LA CUESTA as provided in the third paragraph of Clause Third, PLATA REAL’s decision to continue with this agreement.

FOURTEENTH. Communications and notifications. All communications and notifications to be made among the parties pursuant to this Contract shall be in writing delivered at their domiciles; and, for such purpose, the parties designate the following addresses:

LA CUESTA	PLATA REAL

La Cuesta International, S. A. de C. V.	Minera Plata Real, S.A. de C.V.
Batopilas No. 250	San Francisco N° 656 - 601
Col. Cacho	Col. Del Valle, CP. 03100,
Tijuana, B.C., CP. 22320	Mexico, D.F.

If LA CUESTA or PLATA REAL has any change in its above mentioned address, such change shall be notified in writing to the other party.

FIFTEENTH. Arbitration, Applicable Laws and Courts. In the event of a dispute, controversy or claim under this agreement that is not resolved within thirty calendar days following the delivery of written notice of the dispute, controversy or claim, the matter shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The law applicable to this agreement and to the merits of the case shall be the Mexican laws, while the place of arbitration shall be the city of New York, N.Y and the language of the arbitration shall be the English language.

SEVENTEENTH. Area of Influence. During the term of this agreement, if PLATA REAL or its affiliates, acquire any mineral rights located, wholly or in part within the area extending one kilometer from the outermost boundary of THE LOT (as it exists on the date of this agreement), then such interest will be deemed to form part of THE LOT.

Having read this document, the parties ratify same in its entirety and sign it in four copies, LA CUESTA on 4 day of May, 2006, in the City of Tijuana BCN; and, PLATA REAL on 4 day of May, 2006, in the City of Tijuana BCN.

LA CUESTA	PLATA REAL
LA CUESTA INTERNATIONAL, S.A. DE C. V.	MINERA PLATA REAL, S. A. DE C. V.

/s/ William Perry Durning
Mr. William Perry Durning	Mr. Victor García-Jiménez

SCHEDULE 1

Property Description

THE LOT is described as the Los Gatos Lot, file number 16/33429, located in the Municipality of Satevo, state of Chihuahua.

The Los Gatos Lot was registered on October 20th of 2005 at the Direction of Mines in Chihuahua City, Chihuahua, Mexico. The Trabajos Periciales [official lot survey document submitted by a register mineral surveyor] was submitted to the Direction of Mines in Chihuahua, December 21, 2005. The title is pending.

The Coordinates of the claim monument are as follows:

North (Y) = 3,050,465.7227 M

East (X) = 365,811.1408 M

The exterior boundaries of the claim starting at the claim monument (Punto de Partido) are as follows:

DATOS RELATIVOS AL PERIMETRO DEL LOTE:

LINEAS AUXILIARIES:

P.P. - A ESTE	1,200.000 mts.

A.-1 NORTE	1,500.000 mts.

LADOS	RUMBOS	DISTANCIA	COOLINDANCIAS
01-02	ESTE	2000.000	TERRENO LIBRE
02-03	SUR	2000.000	TERRENO LIBRE
03-04	ESTE	3000.000	TERRENO LIBRE
04-05	SUR	9000.000	TERRENO LIBRE
05-06	OESTE	5000.000	TERRENO LIBRE
06-07	NORTE	2000.000	TERRENO LIBRE
07-08	OESTE	3000.000	TERRENO LIBRE
08-09	NORTE	2000.000	TERRENO LIBRE
09-10	OESTE	3000.000	TERRENO LIBRE
10-11	NORTE	3000.000	TERRENO LIBRE
11-12	OESTE	5000.000	TERRENO LIBRE
12-13	NORTE	5000.000	TERRENO LIBRE
13-14	OESTE	3000.000	TERRENO LIBRE
14-15	NORTE	3000.000	TERRENO LIBRE
15-16	OESTE	3000.000	TERRENO LIBRE
16-17	NORTE	5000.000	TERRENO LIBRE
17-18	ESTE	8000.000	TERRENO LIBRE
18-19	SUR	5000.000	TERRENO LIBRE
19-20	ESTE	5000.000	TERRENO LIBRE
20-21	SUR	2000.000	TERRENO LIBRE
21-22	ESTE	4000.000	TERRENO LIBRE
22-01	SUR	2000.000	TERRENO LIBRE

SUPERFICIE	20 200.0000 Has

SUPERFICIE INTERNA 1	111.7743 Has

SUPERFICIE INTERNA 2	44.1992 Has

SUPERFICIE INTERNA 3	10.0000 Has

SUPERFICIE INTERNA 4	130.0000 Has

SUPERFICIE TOTAL	19 904.0265 Has

SCHEDULE 2

Net Smelter Return Royalty

NET SMELTER RETURN ROYALTY:

(a)	Royalty: For the purposes of the agreement “Royalty” will mean the actual proceeds received from any independent custom smelter, mill, mint or other purchaser for the sale of all minerals, metals, dore or concentrates extracted and derived from the ore mined from THE LOT after deducting there from all charges and penalties for smelting and refining and the cost of transportation (to the mill or smelter and thereafter to the mint), insurance premiums, sampling and assaying charges incurred after the minerals, metals or concentrates have left THE LOT and all appropriate mint charges.

(b)	Settlement: The Royalty is due and payable under the terms hereof upon the commercial production commencing on THE LOT. Settlement for the Royalty after commercial production, after having first applied and credited the payments shall be made on or before the last day of each calendar quarter, for all production for which payment has been received during the preceding three months, accompanied by a statement showing the factors used in determining the amount of the Royalty.

(c)	Commercial production: Commercial production shall mean any period of time during which a mine within THE LOT is producing or selling minerals or ores, or intermediate products to one or more third party purchasers on a commercial basis or producing mineral product for PLATA REAL inventory.

(c)	Access to Records, Audit and Inspection: Representatives of the LA CUESTA shall be afforded reasonable access once per calendar year to PLATA REAL’S accounts, records and supporting documents related to the Royalty payment calculations for audit and verification of costs and revenues for the determination of production payments hereunder by any certified public accountant; provided that LA CUESTA’S independent certified public accountant is well versed with accounting principals that are generally accepted in the mining industry. Said accountant shall at any and all reasonable times during the applicable calendar year be permitted to inspect Royalty books and settlement records relating to the sale of valuable minerals produced from THE LOT in order to determine whether or not the provisions of this agreement are being complied with and followed. In addition, from time to time, and with consent from the PLATA REAL (such consent will not be unreasonably withheld), LA CUESTA and its authorized agent(s) shall be allowed to enter upon THE LOT for the purpose of inspection at such reasonable times as not to interfere with the regular operation of THE LOT. All Royalty settlement statements presented to the LA CUESTA shall be conclusively presumed correct after the expiration of 60 (sixty) days from the date of such presentation, unless within that period LA CUESTA takes written exception thereto, specifying with particularity the items excepted and the grounds for such exception. Any exception or objection to the payments required above shall apply only to the methodology of calculation as presented to LA CUESTA and shall not preclude further examination of and challenges to the accuracy or adequacy of costs and receipts used in making the calculations. All inspections shall be conducted at the sole risk and expense of the LA CUESTA or its authorized agents. Audit adjustments will be remitted promptly (no later than 60 days) following notice to PLATA REAL, providing that PLATA REAL agrees with said adjustment.

(d)	Binding Effect: The obligation to make Royalty payments shall be a permanent encumbrance of THE LOT, and shall be binding upon each and every successor in interest to PLATA REAL in THE LOT. This obligation of PLATA REAL to pay LA CUESTA the Royalty shall terminate upon LA CUESTA receiving consideration as provided in section 4 of the Fifth Clause.